Exhibit 6(a)

MCI INCOME FUND V, LLC

LOAN POLICIES AND PROCEDURES

Table of Contents

SECTION 1 GENERAL PROVISIONS	1
1.1 Purpose	1
1.2 Loan Policy	1
1.3 Administration	1
1.3.1 Megatel	1
1.3.2 The Company	2

SECTION 2 LOAN UNDERWRITING
2.1 Loan Approval Process	2
2.2 Lending Criteria	2
2.3 Loan Application	3
2.3.1 General	3
2.3.2 Loan Application Form	4
2.3.3 Purpose	4
2.3.4 Budget	4
2.3.5 Appraisal	4
2.3.6 Submission	4
2.4 Loan Application Review	4
2.4.1 The Company	4
2.5 Change in Approved Terms/Structure Modifications	5

SECTION 3 LOAN CLOSING5	5
3.1 Loan Closing Process	5
3.2 Closing Checklists	5
3.3 Loan Documents	6
3.3.1 Promissory Note	6
3.3.2 Deed of Trust	6
3.3.3 Construction Loan Agreement	6

SECTION 4 LOAN SERVICING	7
4.1 Documentation Files	7
4.2 Advance Requests	7
4.3 Loan Modifications	7
4.4 Enforcement	7
4.5 Extension of Loans after Maturity Date; Loans After Maturity	7

SECTION 1: GENERAL PROVISIONS

1.1 Purpose

The purpose of the loan policies and procedures contained within this manual (hereafter referred to as the “Loan Policies and Procedures”) is to present the mandatory and discretionary criteria which governs the lending activities of MCI Income Fund V, LLC (the “Company”) and the affiliated real estate division entities that are now, or become, parties to the Company’s secured master credit facility (the “Master Credit Facility”). The Company’s affiliated parties which may receive Loans under the Master Credit Facility are herein referred to collectively as “Megatel”.

1.2 Loan Policy

The Company was organized to offer (the “Offering”) an aggregate principal amount of up to $50,000,000 in senior secured bonds (the “Bonds”), pursuant to its Offering Circular, as may be amended and supplemented (collectively with all exhibits and addendums thereto, the “Offering Circular”).

The Company will seek to invest substantially all of the Offering proceeds available for investment, after the payment of fees and expenses, in the Master Credit Facility.

Pursuant to the terms and conditions of the Master Credit Facility, the Company will make loans to Megatel (the “Loans”).

The policies and procedures in this Loan Policies and Procedures are to be used as required guidelines for making lending decisions that are sensible and consistent with the Master Credit Facility. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Master Credit Facility.

1.3. Loan Administration

1.3.1 Megatel

Megatel shall prepare Loan Applications, including Budgets and Appraisals, due diligence items, and any other information reasonably required by the Company to obtain and fund the Loans, and will work with the designated title company on the preparation of the Loan Documents to be filed with the appropriate counties.

Megatel shall ensure that proposed Loans are in compliance with this Loan Policies and Procedures, the Master Credit Facility, and applicable laws and regulations and then send to the Company for its review and approval.

1.3.2 The Company

The Company will review Loan Applications, including Budgets and Appraisals, due diligence items, the Loan Documents, and any other documentation received from Megatel or requested by the Company to ensure that all proposed Loans are in compliance with the Loan Policies and Procedures, the Master Credit Facility, and applicable laws and regulations.

Upon approval, the Company will fund such Loans to Megatel in accordance with the closing instructions and/or draw requests received and approved in accordance with this Loan Policies and Procedures.

SECTION 2: LOAN UNDERWRITING

2.1 Loan Approval Process

In the event that Megatel desires to borrow funds from the Company pursuant to the Master Credit Facility, Megatel shall prepare a Loan Application in the form attached as Exhibit B in the Master Credit Facility. Megatel shall then submit such completed Loan Application and requisite ancillary documents to the Company for review and approval.

The Company shall review such Loan Application and attached documentation and confirm that such request meets the lending criteria set forth in the Master Credit Facility and the Loan Policies and Procedures.

Upon approval, the Company shall fund such Loans to Megatel, in accordance with the closing instructions and/or draw requests received and approved in accordance with this Loan Policies and Procedures.

2.2 Lending Criteria

Regardless of priorities or the lending conditions, every Loan must meet the lending criteria set forth below (collectively, the “Lending Criteria”):

a.
Loans may only be made to Megatel entities that have entered into an agreement authorizing the Company to receive certain management rights that allow the Company to substantially participate in, or substantially influence the conduct of, the management or development activities of the Megatel entity receiving the Loan as further detailed in the Master Credit Facility.

b.
Each Loan shall be issued on a per-Project basis. Megatel shall submit to the Company in writing a request for each Loan describing the Project as set forth in this Agreement. For purposes herein, a “Project” includes (i) the acquisition of real property (whether title is held directly or indirectly via ownership interests in an special purpose entity (“SPE”) holding title to such real property) and the development, re-development and/or construction of residential communities (whether single-family, multi-family, or condominiums), storage facilities, retail and/or other commercial real estate assets or mixed-use properties and other improvements incidental thereto, and (ii) the development and/or construction thereof, as the case may be. A Project may include one or more parcels of real property.

c.
The proposed amount of each Loan shall be the amount set forth in the Loan Application and supported by a Budget and/or Appraisal approved by the Company; provided, however, that the aggregate principal amount of all Loans outstanding, on a portfolio basis, shall not exceed 90% of the appraised value of the assets underlying the Loans.

d.
The documented purpose for the Loan is for the acquisition of one of the following: (A) parcels of real property (including but not limited to raw/unentitled land and/or finished lots) (i) for development into single-family residential lots, (ii) for the construction of single-family homes to be marketed and sold to homebuyers, (iii) for the construction of condominiums to be marketed and sold to homebuyers, or (iv) for the development and/or construction of multi-family residential communities, (v) for the development and/or construction of storage facilities, retail, and/or other commercial real estate assets or mixed-use properties; (B) the acquisition of existing single-family homes to be redeveloped, renovated, and/or repositioned for marketing and sale; (C) the acquisition of existing multi-family properties to be redeveloped, renovated, and/or repositioned for marketing and sale, (D) the acquisition of existing commercial properties to be redeveloped, renovated, and/or repositioned for marketing and sale, and/or (E) the acquisition of ownership interests in an SPE—whether a Delaware statutory trust or other entity—that will hold title to an existing commercial property and through which Megatel will indirectly own the underlying real property via the Megatel’s ownership interests in the SPE.

2.3 Loan Application

2.3.1 General

Megatel shall gather any necessary information concerning the Loan Application and present such completed Loan Application to the Company for approval.

2.3.2 Loan Application

All requests for Loans should be documented on the appropriate Loan Application. Each Loan Application should be completed in its entirety to the extent that any reasonable person would understand the details of the Loan.

The Loan Application shall be used by Megatel in the preparation of all Loan requests. The Loan Application is attached as Exhibit B to the Master Credit Facility.

2.3.3 Purpose of the Loan

The purpose of the Loan (i.e., the specific use of funds) must be clearly stated on each Loan Application to comply with the Lending Criteria set forth Section 2.2 herein and determines the applicability of lending regulations.

2.3.4 Budget

Megatel shall include with each completed Loan Application a budget of acquisition, development, and/or construction costs (the “Budget”) which shall be included with each Loan Application.

2.3.5 Appraisal

Megatel shall include with each completed Loan Application an appraisal of the Project (the “Appraisal”) based on its value upon completion, whether being (i) an appraisal of the actual subject property to be built or (ii) an appraisal of a similar property to be built in the same neighborhood as the subject property and of similar plans that is less than 12 months old, in any case being prepared by a licensed appraiser with experience appraising real property of a kind and nature similar to, and in the same geographic area as, the Project. Copies of the applicable Appraisals should be included with each Loan Application.

2.3.6 Submission

Once all of the appropriate information has been accumulated, Megatel shall submit the completed Loan Application, including the Budget and the Appraisal, to the Company for review and approval of the requested Loan.

2.4 Loan Application Review

2.4.1 The Company

Upon receipt of the completed Loan Application, including the Budget, Appraisal, and other due diligence items provided, the Company will review the Loan Application and other documentation, and upon determination that the requested Loan will comply with the Lending Criteria and that all information has been appropriately completed, the Company will approve the Loan Application.

2.5 Change in Approved Terms/Structure Modifications

Loans should be closed in substantial accordance with the terms outlined in the Loan Application and other approval documentation. Any material changes in approved terms must be re-approved by the Company either via an amended Loan Application or, if a closing has already occurred, via a Loan Modification (such form being attached as an exhibit to the Master Credit Facility) signed by the Company.

SECTION 3: LOAN CLOSING

3.1 Loan Closing Process

Once the requested Loan has been approved by the Company, the Company and Megatel may proceed toward closing the Loan.

Megatel shall gather and review the due diligence and prepare or obtain the documentation required for closing pursuant to the Loan Application. Once such due diligence and documentation have been obtained, drafted, reviewed, and approved, Megatel shall submit such items to the Company for approval.

The Company shall promptly review such items and confirm that the matters required pursuant to the Loan Application—and if, requested by the Company, such items on the Closing Checklist—have been received in appropriate form.

Upon completion of the Company’s review and approval of the Loan Application and the other items received or to be received therewith, the Company shall indicate such approval of the Loan for funding and closing, as evidenced by the Company’s signature on the Loan Application.

3.2 Closing Checklists, if applicable

If additional due diligence items are requested by the Company in its reasonable business judgment, other than the Budget and Appraisal, a Closing Checklist (a form of which is attached as an exhibit to the Master Credit Facility) shall be provided to Megatel denoting additional due diligence items to be provided for underwriting the Loan. Conclusive underwriting approval shall be indicated by the Company’s signatures on the Loan Application.

3.3 Loan Documents

3.3.1 Promissory Note

Megatel will provide to the Company a fully executed promissory note for each Loan secured by either (a) a deed of trust executed by Megatel or (b) in the case of the acquisition of ownership interests in an SPE holding title to underlying real estate, a contractual right to receive any and all distributions payable to Megatel as an interestholder in the respective SPE until the Loan is paid in full. The promissory note shall be substantially in a form attached as Exhibit D to the Master Credit Facility, or in such other form as deemed appropriate by the Company.

3.3.2 Deed of Trust

Megatel will provide to the Company either (a) a deed of trust (a “Deed of Trust”), executed by Megatel, in a form similar to the form attached to the Master Credit Facility as Exhibit E (or in another form the Company deems appropriate) and cause the same to be recorded in the real property records in the county/jurisdiction in which the Project is located, or (b) in the case of the acquisition of ownership interests in an SPE holding title to underlying real estate, a contractual right to receive any and all distributions payable to Megatel as an interestholder in the respective SPE, in a form deemed appropriate by the Company.

The Company will ensure such deed of trust to be recorded in the real property records in the county/jurisdiction in which the Project is located, as applicable.

3.3.3 Construction Loan Agreement

For Loans involving real property to be developed, redeveloped, and/or constructed, Megatel and the Company will enter into a Construction Loan Agreement substantially in the form attached as Exhibit G to the Master Credit Facility.

SECTION 4: LOAN SERVICING

4.1 Documentation Files

The Company will be responsible for the safekeeping of all documents presented and will keep on file all requisite documentation as may be necessary in order to protect the interests of the Company, including holding all promissory notes executed by Megatel under the Master Credit Facility, and all recorded deeds of trust and other collateral securing any projects, homes, land, beneficial interests, or other real estate for which Loans to Megatel are made.

4.2 Advance Requests

Once a Loan has been closed, Megatel may submit advance requests for approval in the form attached as Exhibit F in the Master Credit Facility. Each such request must be sent to the Company for review and approval. If the funds being requested are related to construction efforts, such advance request must also include a third-party inspection report verifying that the work specified in such advance request has been completed.

4.3 Loan Modifications

If Megatel becomes aware of any material changes to the information provided during the Loan approval process, Megatel will notify the Company and submit a modified Loan Application for its approval prior to funding. If a closing has already occurred, and Megatel seeks to modify an existing Loan, Megatel will submit a Loan Modification Request to the Company for approval.

4.4 Enforcement.

Upon a default under the Master Credit Facility, or any promissory note, deed of trust, or other Loan Documents made by Megatel thereunder, the Company will have the power to pursue all remedies necessary to cure the default or to foreclose on any and all collateral.

4.5 Extension of Loans after Maturity Date; Loans After Maturity.

Unless sooner paid in accordance with the applicable promissory note or in the event of a default resulting in earlier repayment obligations, all Loans by the Company then outstanding, shall be due and payable on their maturity date subject to the terms and conditions of the applicable promissory note. The Megatel borrowers have the right to request an extension of any Loan(s) outstanding on or after its maturity date, and the Company shall grant such extension requests for up to two additional three-year terms, so long as the Company reasonably believes it can maintain the ability to stay current on any and all bondholder redemption requests made thereafter. Similarly, the Megatel borrowers have the right to request a new Loan after the Maturity Date, and the Company shall approve any such new Loan so long as the Company reasonably believes it can maintain the ability to stay current on any and all bondholder redemption requests made thereafter. The Company may confirm or memorialize its reasonable belief that it can maintain the ability to stay current on any and all bondholder redemption by corporate resolution or other written certification documented in the books of the Company.